Exhibit 99.1

National & Retail Trades and First Call

For release: February 3, 2005 at 8:30 AM (EST)

KOHL'S CORPORATION REPORTS JANUARY SALES

Fourth Quarter Comparable Sales Increased 1.3%

MENOMONEE FALLS, WI, -- (Business Wire) – February 3, 2005 -- Kohl’s Corporation (NYSE: KSS) reported today that sales for the four-week period ended January 29, 2005 increased 11.2 percent over the four-week period ended January 31, 2004. On a comparable store basis, sales decreased 1.6 percent.

For the 13 weeks ended January 29, 2005, total sales increased 14.5 percent over the 13 weeks ended January 31, 2004.  On a comparable store sales basis, sales increased 1.3 percent.  For the 52 weeks ended January 29, 2005, total sales were up 13.8 percent while comparable store sales increased 0.3 percent.

The Company is comfortable with the current First Call consensus earnings estimate of $0.93 per diluted share.

	Sales Summary ($ in millions)
	Fiscal Period Ended		% Inc. - This Year
	January 29,	January 31,	All	Comp
	2005	2004	Stores	Stores

January	$ 596.9	$ 536.8	11.2%	-1.6%
Fourth Quarter	$ 4,078.7	$ 3,561.9	14.5%	1.3%
Year-to-Date	$ 11,700.6	$ 10,282.1	13.8%	0.3%

On January 29, 2005, the Company operated 637 stores in 40 states, compared with 542 stores in 36 states at the same time last year.

The Company plans to open approximately 95 stores in fiscal 2005 with approximately 33 stores opening during the first quarter. The Company expects to open the balance of the 95 stores in the third quarter of fiscal 2005.  These fall openings include the Company’s entry into the state of Florida with stores in the Orlando and Jacksonville markets.

Comments regarding the Company’s sales results will be provided in a pre-recorded telephone message.  This message is accessible by calling (402) 220-0820 and will be available for 36 hours.

Fourth Quarter Earnings Release

Kohl’s Corporation will release its fourth quarter earnings report on February 24, 2005 at 4:00 PM (EST). A conference call is scheduled at 5:00 PM (EST). Investors will have the opportunity to listen to the conference call by dialing by dialing 847-619-6368 ten minutes prior to the start of the call.  A replay of the call will be available for 36 hours at (630) 652-3018, Pass code: 10753005.

In addition, the call will be web cast live over the Internet through the Company’s web site located at http://www.kohls.com (see “Company News”), or through Broadcast Networks’ Vcall web site located at http://www.vcall.com.  To listen to the call, please go to either web site at least 15 minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described on Exhibit 99.1 to Kohl’s annual report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

Investor Relations Contact:

Wes McDonald, Chief Financial Officer, (262) 703-1893

Public Relations Contact:

Vicki Shamion, Director of Public Relations, (262) 703-1464

###